FOR IMMEDIATE RELEASE

For more information, contact:

CV Therapeutics Investor and Media Contact:

John Bluth

Executive Director

Corporate Communications & Investor Relations

CV Therapeutics, Inc.

(650) 384-8850

CV THERAPEUTICS' ANTI-ISCHEMIC THERAPY RANEXA® SIGNIFICANTLY REDUCES CARDIAC CHEST PAIN SYMPTOMS AND RECURRENT ISCHEMIA IN MERLIN-TIMI 36 PATIENTS WITH ANGINA

CHICAGO, April 1, 2008 - CV Therapeutics, Inc. (NASDAQ: CVTX) today announced new data presented at the 57th Annual Scientific Sessions of the American College of Cardiology shows that Ranexa® (ranolazine extended release tablets) significantly reduced the risk of recurrent ischemia (p=0.002), worsening angina (p=0.048) and intensification of antianginal therapy (p=0.009) in angina patients (n=3,565) in the MERLIN-TIMI 36 study.

Additionally, Ranexa significantly improved all measures of exercise performance compared to placebo, including reductions in the time to onset of angina (p=0.002) and time to the onset of 1 mm ST segment depression (p=0.002), a signal of ischemia, in these MERLIN-TIMI 36 angina patients.

"MERLIN-TIMI 36 is the largest study of ranolazine in patients with established coronary artery disease," said David Morrow, M.D., MPH, of Brigham & Women's Hospital at Harvard Medical School and lead investigator of the MERLIN-TIMI 36 study. "This new subgroup analysis shows consistent safety and efficacy across a broader group of angina patients than those studied previously and reaffirms ranolazine as an option for treating chronic angina."

Study Design

MERLIN-TIMI 36 (Metabolic Efficiency with Ranolazine for Less Ischemia in Non-ST Elevation Acute Coronary Syndromes) was a multi-national, double-blind, randomized, placebo-controlled, parallel-group clinical trial designed to evaluate the efficacy and safety of Ranexa during acute and long-term treatment in 6,560 patients (3,279 received ranolazine, 3,281 received placebo) with non-ST elevation ACS treated with standard therapy.

Previously published data from the MERLIN-TIMI 36 study has shown that Ranexa was safe in this population of patients with coronary artery disease, which included nearly 1,100 patients with prior heart failure. Ranolazine had no effect on the risk of CV death or MI in the study.

About Angina

Chronic angina is a serious and debilitating heart condition, usually associated with coronary artery disease and marked by repeated and sometimes unpredictable attacks of chest pain. Approximately 8.9 million people in the United States have chronic angina, and 400,000 new cases are diagnosed annually, according to the American Heart Association. Ranexa has anti-ischemic effects which do not depend on changes in heart rate or blood pressure.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company primarily focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved product, Ranexa® (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics' clinical and preclinical drug development candidates and programs include regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Regadenoson has not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

# # #